UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2017

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of principal executive offices)	23113 (Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2017, Village Bank and Trust Financial Corp. (the “Company”) entered into an employment agreement with William G. Foster, Jr., President and Chief Executive Officer of the Company. The initial term of the agreement began on October 1, 2017 and will end on September 30, 2020; provided that on September 30, 2019 and on each September 30th thereafter (each, a “Renewal Date”), the agreement will be automatically extended for an additional 12 month period. The agreement will not, however, be extended if either party gives written notice of non-renewal at least 90 days before the Renewal Date. Pursuant to the agreement, Mr. Foster is entitled to receive an annual base salary of not less than $300,000. The Company’s Board of Directors or Compensation Committee will review his base salary at least annually and may increase his salary in its discretion. Mr. Foster is entitled to an annual performance bonus based on a target of 30% of his annual base salary, provided that he meets the performance goals established by the Company’s Board of Directors or Compensation Committee in its discretion. Mr. Foster will also be eligible to receive stock-based awards and other incentive compensation in such amounts as may be determined by the Company’s Board of Directors or Compensation Committee in accordance with the terms and conditions of the applicable incentive plans in effect for senior executives of the Company. Mr. Foster will maintain his status as a participant in the Village Bank Supplemental Executive Retirement Plan with a potential annual benefit of $50,000 for 20 years. The benefit vests ratably each year over a 10 year period and Mr. Foster is in his fifth year of service.

If Mr. Foster is terminated without “Cause” (as defined in the agreement) or resigns for “Good Reason” (as defined in the agreement) during the term of the agreement, he will be paid two times the sum of (i) his annual base salary as of the date of termination plus (ii) an annual bonus amount equal to 30% of his annual base salary. Such severance benefit is contingent upon Mr. Foster signing a customary release and waiver of claims in favor of the Company. As defined in the agreement, the term “Cause” includes a material failure to perform his duties, unlawful or unethical business conduct, dishonesty, a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), a material violation of the Company’s work rules, code of ethics or policies, or a material breach of the agreement. As defined in the agreement, the term “Good Reason” includes a material change or reduction in Mr. Foster’s duties or authority, a change in his title, a reduction in his salary, a material reduction in his benefits, or the failure by the Company to obtain the assumption of, and agreement to perform, this agreement by any successor.

If, within 24 months following a “Change of Control” (as defined in the agreement) of the Company, Mr. Foster is terminated by the Company without Cause, he terminates his employment for Good Reason, or the Company fails to renew his agreement, he will be paid a lump sum cash payment equal to 2.99 times the sum of (i) his annual base salary as of the date of termination plus (ii) an annual bonus amount equal to 30% of his annual base salary. Such change of control benefit is contingent upon Mr. Foster signing a customary release and waiver of claims in favor of the Company. As defined in the agreement, the term “Change of Control” includes, among other things, a sale of securities of the Company representing at least 50% of the Company’s outstanding shares or voting power, certain merger transactions, and a sale of all or substantially all of the Company’s assets.

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The foregoing summary description is qualified in its entirety by reference to the agreement, a copy of which is attached to this report as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibit.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated October 1, 2017, by and between Village Bank and Trust Financial Corp. and William G. Foster, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: October 4, 2017	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Executive Vice President and CFO

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated October 1, 2017, by and between Village Bank and Trust Financial Corp. and William G. Foster, Jr.